Exhibit 99.1

Parke Bancorp, Inc.

601 Delsea Drive,

Washington Township, NJ 08080

Contact:

Vito S. Pantilione, President and CEO

John F. Hawkins, Executive Vice President and CFO

(856) 256-2500

PARKE BANCORP, INC. ANNOUNCES THIRD QUARTER 2020 EARNINGS

Highlights:
Net Income:	$6.5 million, Q3 results also reflected a $2.4 million loss provision
Revenue:	$21.6 million for Q3 2020
Total Assets:	$2.08 billion, increased 23.5% over December 31, 2019
Total Loans:	$1.57 billion, increased 10.8% over December 31, 2019
Total Deposits:	$1.60 billion, increased 19.2% over December 31, 2019

WASHINGTON TOWNSHIP, NJ, October 22, 2020 - Parke Bancorp, Inc. (“Parke Bancorp”) (NASDAQ: “PKBK”), the parent company of Parke Bank, announced its operating results for three and nine months ended September 30, 2020.

Highlights for three and nine months ended September 30, 2020:

•

Net income available to common shareholders was $6.5 million, or $0.55 per basic common share and per diluted common share for the third quarter of 2020, decreased $1.2 million, or 15.7%, compared to net income available to common shareholders of $7.8 million, or $0.65 per basic common share and per diluted common share for the same quarter in 2019. The decrease is primarily driven by a higher provision for loan loss as economic uncertainty continues.

•	Net interest income increased 6.5% to $15.4 million for the third quarter of 2020, compared to $14.5 million for the same quarter of 2019.

•

Net income available to common shareholders decreased $2.0 million or 9.0%, to $20.3 million or $1.71 per basic common share and $1.69 per diluted common share for the year to date period ended September 30, 2020, compared to net income available to common shareholders of $22.3 million, or $1.88 per basic common share and $1.86 per diluted common share for the year to date period ended September 30, 2019.

•	Net interest income increased 7.9% to $45.5 million for the year to date period ended September 30, 2020, compared to $42.2 million for the same period in 2019.

The following is a recap of the significant items that impacted the three and nine months ended September 30, 2020 period:

Interest income increased $455,000 and $4.3 million for the third quarter of 2020 and year to date September 30, 2020 periods, respectively, compared to the same periods in 2019, primarily due to higher interest income generated from higher average loan volumes and partially offset by the impact of lower interest rates on average loans and a decrease in interest income from deposits in Federal Reserve Bank. The Federal Reserve Board has reduced rates in response to the COVID-19 pandemic. Also contributing to the increase in interest income for the third quarter was a $516,000 increase in interest and fees on loans from the SBA Paycheck Protection Program loans (“SBA PPP Loans”).

Interest expense decreased $494,000 for the third quarter of 2020, compared to the same period in 2019, primarily due to the lower interest rates on deposits and other borrowings, and partially offset by the increased interest expenses due to increased average volumes of interest bearing liabilities. For the year to date period ended September 30, 2020, interest expense increased $1.0 million, compared to the same period in 2019, primarily due to higher volumes of deposits and other borrowings, partially offset by decreases in interest expense due to reductions in market interest rates.

The provision for loan losses increased $1.5 million to $2.4 million for the third quarter of 2020, compared to the same period in 2019. For year to date period ended September 30, 2020, the provision for loan losses increased $3.7 million to $5.8 million, compared to year to date period ended September 30, 2019. The increase in the provision was primarily due to an increase in qualitative factors as economic uncertainty continues as a result of COVID-19 on our borrowers as of September 30, 2020.

For the third quarter of 2020 and year to date September 30, 2020 periods, non-interest income decreased $549,000 and $320,000, respectively, compared to the same periods of 2019, primarily attributable to increase in net loss on sale of other real estate owned (“OREO”) and decrease in other loan fees.

Non-interest expense increased $367,000 and $1.4 million for the third quarter 2020 and the year to date period ended September 30, 2020, compared to the same periods of 2019, primarily due to an increase in compensation, data processing cost, and FDIC insurance assessment. The increases in non-interest expenses mainly reflect the growth of the business.

Income tax expense decreased $245,000 for the third quarter of 2020, and decreased $177,000 for the year to date periods ended September 30, 2020, compared to the same periods in 2019. The effective tax rates for third quarter and year to date September 30, 2020 and 2019 were 25.8% and 24.5%.

September 30, 2020 discussion of financial condition

•

Total assets increased to $2.08 billion at September 30, 2020, from $1.68 billion at December 31, 2019, an increase of $395.1 million or 23.5% primarily due to an increase in cash deposits with the Federal Reserve Bank, and an increase in loans, particularly $95.1 million increase in SBA PPP loans.

•	Cash and cash equivalents totaled $442.7 million at September 30, 2020, as compared to $191.6 million at December 31, 2019.

•

The investment securities portfolio decreased to $23.3 million at September 30, 2020, from $27.8 million at December 31, 2019, a decrease of $4.5 million, or 16.1%, primarily due to pay downs of securities.

•

Gross loans increased to $1.57 billion at September 30, 2020, from $1.42 billion at December 31, 2019, an increase of $153.9 million or 10.8%. Gross loans included SBA PPP loans and loans from our deferment and relief programs, which are intended to provide an appropriate level of financial relief for the individuals and businesses experiencing hardship as a result of the COVID-19 pandemic. Also, majority of our deferred COVID-19 loans at previous quarter end were no longer in deferral status at September 30, 2020.

•

Nonperforming loans at September 30, 2020 increased to $9.5 million, representing 0.60% of total loans, an increase of $4.1 million, or 76.8%, from $5.3 million of nonperforming loans at December 31, 2019. OREO at September 30, 2020 was $567,000, a decrease of $4.2 million compared to $4.7 million at December 31, 2019, primarily due to sale of OREO assets. Nonperforming assets (consisting of nonperforming loans and OREO) represented 0.48% and 0.60% of total assets at September 30, 2020 and December 31, 2019, respectively. Loans past due 30 to 89 days were $934,000 at September 30, 2020, a decrease of $1.1 million from December 31, 2019.

•

The allowance for loan losses was $27.6 million at September 30, 2020, as compared to $21.8 million at December 31, 2019. The ratio of the allowance for loan losses to total loans was 1.75% and 1.54% at September 30, 2020 and at December 31, 2019, respectively. The ratio of allowance for loan losses to non-performing loans was 291.7% at September 30, 2020, compared to 407.8%, at December 31, 2019.

•

Total deposits were $1.60 billion at September 30, 2020, up from $1.34 billion at December 31, 2019, an increase of $257.3 million or 19.2% compared to December 31, 2019. Deposit growth was primarily due to an increase in non-interest bearing demand deposits and increase in other non-time deposits.

•

Total borrowings were $270.9 million at September 30, 2020, an increase of $122.9 million, compared to December 31, 2019, primarily due to $93.8 million increase in advances from the Federal Reserve Bank for the SBA PPP loans and the issuance on July 15, 2020 of $30.0 million subordinated notes due 2030 (the “Notes”).

•	Total equity increased to $194.4 million at September 30, 2020, up from $179.4 million at December 31, 2019, an increase of $15.0 million, or 8.4%, primarily due to the retention of earnings.

CEO outlook and commentary

Vito S. Pantilione, President and Chief Executive Officer of Parke Bancorp, Inc. and Parke Bank, provided the following statement:

“The economy remains in a precarious position due to the continued pandemic. Although the unemployment rate remains high, it is slowly improving along with some improvement in the economy. We are beginning to see more loan activity and we are pleased that most loans with payment deferrals caused by COVID-19 are back to making their full monthly payments. Excluding the SBA PPP loans, loan growth has been flat in 2020 due to the pandemic. The Bank’s earnings continue to be strong, although reduced due to the increase in our loan loss provision. These are very uncertain times and we continue to carefully monitor the market of various high-risk loan sectors that have been most affected by the COVID-19 pandemic. It is important that we take the necessary steps to protect against the potential of future loan losses. Another important part of our financial performance is the continued growth of our Interest Income and our Net Interest Income, supporting the strength of our core earnings. Our the asset quality has improved as OREO was reduced by approximately $4 million to $567,000 as of September 30, 2020. Our loans past due 30 to 89 days also decreased by $1.1 million from December 31, 2019.

There are many challenges facing the Country, the banking industry and Parke Bank. The pandemic continues to restrict business operations, with many businesses closing their doors permanently. There are reports that the COVID-19 fall surge has begun. We remain diligent in maintaining COVID-19 safeguards that help protect our customers, employees and families. Our Country remains resilient to the many challenges that we face. We have not only survived but have succeeded when facing these challenges and COVID-19 won’t be any different. Parke Bank has a strong capital base, strong earnings, a committed Board and staff and strict cost controls. These factors will help enable us to work through these many challenges and be well positioned for the future”

This release may contain forward-looking statements. Such forward-looking statements are subject to risks and uncertainties which may cause actual results to differ materially from those currently anticipated due to a number of factors; our ability to maintain a strong capital base, strong earning and strict cost controls; our ability to generate strong revenues with increased interest income and net interest income; our ability to ensure our Company and our loan loss provision is well positioned for the future as the COVID-19 pandemic continues; our ability to continue to reduce our nonperforming loans and delinquencies and the expenses associated with them; our ability to realize a high recovery rate on disposition of troubled assets; our ability to continue to pay a dividend in the future; our ability to enhance shareholder value in the future; our ability to continue growing our Company, our earnings and shareholders’ equity; and our ability to continue to grow our loan portfolio; the possibility of additional corrective actions or limitations on the operations of Parke Bancorp and Parke Bank being imposed by banking regulators, therefore, readers should not place undue reliance on any forward-looking statements. Parke Bancorp, Inc. does not undertake, and specifically disclaims, any obligations to publicly release the results of any revisions that may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such circumstance.

In addition, the COVID-19 pandemic is having an adverse impact on the Company, its customers and the communities it serves. Given its ongoing and dynamic nature, it is difficult to predict the full impact of the COVID-19 outbreak on our business. The extent of such impact will depend on future developments, which are highly uncertain, including when the coronavirus can be controlled and abated and when and how the economy may be reopened. As the result of the COVID-19 pandemic and the related adverse local and national economic consequences, we could be subject to any of the following risks, any of which could have a material, adverse effect on our business, financial condition, liquidity, and results of operations: the demand for our products and services may decline, making it difficult to grow assets and income; if the economy is unable to substantially reopen, and high levels of unemployment continue for an extended period of time, loan delinquencies, problem assets, and foreclosures may increase, resulting in increased charges and reduced income; collateral for loans, especially real estate, may decline in value, which could cause loan losses to increase; our allowance for loan losses may increase if borrowers experience financial difficulties, which will adversely affect our net income; the net worth and liquidity of loan guarantors may decline, impairing their ability to honor commitments to us; as the result of the decline in the Federal Reserve Board’s target federal funds rate to near 0%, the yield on our assets may decline to a greater extent than the decline in our cost of interest-bearing liabilities, reducing our net interest margin and spread and reducing net income; due to a decline in our stock price or other factors, and our cyber security risks are increased as the result of an increase in the number of employees working remotely.

Financial Supplement:

Table 1: Condensed Consolidated Balance Sheets (Unaudited)

Parke Bancorp, Inc. and Subsidiaries

Consolidated Balance Sheets

	September 30, 2020	December 31, 2019
	(Amounts in thousands, except share data)
Assets
Cash and cash equivalents	$442,722	$191,607
Investment securities	23,311	27,780
Loans held for sale	198	190
Loans, net of unearned income	1,574,611	1,420,749
Less: Allowance for loan losses	(27,588)	(21,811)

Net loans	1,547,023	1,398,938
Premises and equipment, net	6,815	6,946
Bank owned life insurance (BOLI)	26,853	26,410
Other assets	29,377	29,289

Total assets	$2,076,299	$1,681,160

Liabilities
Noninterest-bearing deposits	$421,837	$259,269
Interest-bearing deposits	1,174,664	1,079,950
FHLBNY borrowings	134,650	134,650
FRB advances	93,801	—
Subordinated debentures	42,495	13,403
Other liabilities	14,441	14,464

Total liabilities	1,881,888	1,501,736

Total shareholders’ equity	192,827	177,605
Noncontrolling interest in consolidated subsidiaries	1,584	1,819

Total equity	194,411	179,424

Total liabilities and equity	$2,076,299	$1,681,160

Table 2: Consolidated Income Statements (Unaudited)

	For three months ended September 30,		For nine months ended September 30,
	2020	2019	2020	2019
	(Amounts in thousands except share data)
Interest income:
Interest and fees on loans	$20,521	$19,113	$60,988	$55,077
Interest and dividends on investments	260	284	797	889
Interest on federal funds sold and deposits with banks	92	1,021	1,088	2,633

Total interest income	20,873	20,418	62,873	58,599

Interest expense:
Interest on deposits	4,165	4,915	14,375	13,398
Interest on borrowings	1,268	1,012	2,968	2,987

Total interest expense	5,433	5,927	17,343	16,385

Net interest income	15,440	14,491	45,530	42,214
Provision for loan credit losses	2,400	900	5,796	2,050

Net interest income after provision for loan losses	13,040	13,591	39,734	40,164

Non-interest income
Gain on sale of SBA loans	—	76	—	116
Other loan fees	206	263	612	739
Bank owned life insurance income	150	153	443	450
Service fees on deposit accounts	520	529	1,602	1,397
Net gain or loss on sale and valuation adjustment of OREO	(195)	196	(348)	(147)
Other	60	73	346	420

Total non-interest income	741	1,290	2,655	2,975

Non-interest expense
Compensation and benefits	2,440	2,235	7,674	6,695
Professional services	400	583	1,151	1,495
Occupancy and equipment	531	413	1,529	1,357
Data processing	344	262	969	730
FDIC insurance and other assessments	287	9	581	70
OREO expense	80	110	258	302
Other operating expense	750	853	2,401	2,493

Total non-interest expense	4,832	4,465	14,563	13,142

Income before income tax expense	8,949	10,416	27,826	29,997
Income tax expense	2,306	2,551	7,171	7,348

Net income attributable to Company and noncontrolling interest	6,643	7,865	20,655	22,649
Less: Net income attributable to noncontrolling interest	(100)	(101)	(359)	(356)

Net income attributable to Company	6,543	7,764	20,296	22,293
Less: Preferred stock dividend	(7)	(8)	(22)	(16)

Net income available to common shareholders	$6,536	$7,756	$20,274	$22,277

Earnings per common share
Basic	$0.55	$0.65	$1.71	$1.88

Diluted	$0.55	$0.65	$1.69	$1.86

Weighted average common shares outstanding
Basic	11,850,882	11,847,010	11,849,659	11,834,692
Diluted	11,975,094	12,013,670	11,986,964	12,009,302

Table 3: Operating Ratios

	Three months ended		Nine months ended
	September 30,		September 30,
	2020	2019	2020	2019
Return on average assets	1.32%	1.94%	1.46%	1.96%
Return on average common equity	13.55%	18.16%	14.48%	18.24%
Interest rate spread	2.73%	2.95%	2.86%	3.09%
Net interest margin	3.14%	3.67%	3.29%	3.77%
Efficiency ratio	29.86%	28.29%	30.22%	29.08%

*	Return on the average assets is calculated using net income attributable to Company and noncontrolling interest dividing average assets

Table 4: Asset Quality Data

	September 30,	December 31,
	2020	2019
	(Amounts in thousands except ratio data)
Allowance for loan losses	$27,588	$21,811
Allowance for loan losses to total loans	1.75%	1.54%
Allowance for loan losses to non-accrual loans	291.72%	407.83%
Non-accrual loans	$9,457	$5,348
OREO	$567	$4,727